                                                                     Exhibit 3.1

                                 FIFTH RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               INSWEB CORPORATION

      InsWeb Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That the name of the Corporation is InsWeb Corporation. The Corporation was originally incorporated under the name InsWeb Merger Corp.; and the original Certificate of Incorporation, the Restated Certificate of Incorporation, the Second Restated Certificate of Incorporation and the Third Restated Certificate of Incorporation were filed with the Secretary of State of the State of Delaware on the 12th day of November, 1996, the 20th day of November, 1996, the 25th day of November, 1996 and the 15th day of May, 1997, respectively; a Certificate of Amendment of the Third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 22nd day of August, 1997, and the Fourth Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 30th day of December, 1998.

      SECOND: This Fifth Restated Certificate of Incorporation further amends and restates the Certificate of Incorporation of the Corporation to read in full as follows:

                                    ARTICLE 1

      The name of the Corporation is InsWeb Corporation.

                                    ARTICLE 2

      The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

      The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                    ARTICLE 4

      The Corporation is authorized to issue two classes of shares, designated, respectively, Preferred Stock and Common Stock. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 2,000,000 and the total number of shares of Common Stock the Corporation shall have authority to issue is 50,000,000. The par value of each class of shares shall be $.001 per share.

      The authorized Preferred Stock shall consist of Series A Preferred Stock ("Series A Preferred"), Series A-1 Preferred Stock ("Series A-1 Preferred"), Series B Preferred Stock ("Series B Preferred"), Series C Preferred Stock ("Series C Preferred"), Series D Preferred Stock ("Series D Preferred"), Series E Preferred Stock ("Series E Preferred") and such other series as the Board of Directors shall designate pursuant to this Article 4. Subject to Section 5 of this Article 4, the authorized number of shares of Series A Preferred shall be 176,471, the authorized number of shares of Series A-1 Preferred shall be 27,864, the authorized number of shares of Series B Preferred shall be 176,471, the authorized number of shares of Series C Preferred shall be 61,920, the authorized number of shares of Series D Preferred shall be 190,621 and the authorized number of shares of Series E Preferred shall be 185,775. Subject to the provisions of the laws of the State of Delaware and of this Article 4, the Board of Directors is hereby authorized to fix and alter the terms, including any dividend right, dividend rate, conversion rights, voting rights, rights and terms of redemption (including any sinking fund provisions), redemption price or prices, and liquidation preferences, of any wholly unissued series of Preferred Stock, and the number of shares of Preferred Stock constituting any such series and the designation thereof, or all or any thereof; and to increase or decrease the number of shares of Preferred Stock of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of Preferred Stock of any series shall be so decreased, the shares of Preferred Stock constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of Preferred Stock of such series. The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as follows:

      1. Dividend Rate and Rights. Holders of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive, when and as declared by the Board of Directors out of any assets at the time legally available therefor, noncumulative dividends at the rate of $4.00 per share of Series A Preferred, Series A-1 Preferred, Series B Preferred and Series C Preferred, $14.00 per share of Series D Preferred and $16.00 per share of Series E Preferred in each fiscal year of the Corporation payable in cash. No dividend shall be declared or paid or other distribution made with respect to any series of Preferred Stock unless the Corporation pays a proportionate amount of the dividend preference amount of each series of Preferred Stock then outstanding. No dividends shall be paid or other distribution made (other than those payable solely in Common Stock) with respect to the Common Stock during any fiscal year of the Corporation until dividends in the aforesaid amount on the outstanding shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall have been paid in such fiscal year. After the payment of the full dividend preference amount on the outstanding shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, and subject to the dividend preference of any series of Preferred Stock hereafter created, holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of any assets at the time legally available therefor. If dividends are paid in any fiscal year of the Corporation on the Common Stock in excess of $0.10 per share (proportionately adjusted for any stock split or reverse stock split, dividend paid in shares of Common Stock or recapitalization of the Common Stock after the filing of the Fourth Restated Certificate of Incorporation), the holders of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive, for each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, an amount equal to such excess over $0.10, multiplied by the number of shares of Common Stock into which a share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred is then convertible.

      2. Conversion into Common Stock.

            A. Right to Convert. Each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) dividing $42.50 by the Series A Preferred Conversion Price, determined as hereinafter provided, in effect at the time of conversion, (ii) dividing $46.75 by the Series A-1 Preferred Conversion Price, determined as hereinafter provided, in effect at the time of the conversion, (iii) dividing $46.75 by the Series B Preferred Conversion Price, determined as hereinafter provided, in effect at the time of the conversion, (iv) dividing $46.75 by the Series C Preferred Conversion Price, determined as hereinafter provided, in effect at the time of the conversion, (v) dividing $162.875 by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of the conversion, or (vi) dividing $188.40 by the Series E Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The initial Series A Preferred Conversion Price shall be $4.25, subject to adjustment as hereinafter provided. The initial Series A-1 Preferred Conversion Price shall be $4.675, subject to adjustment as hereinafter provided. The initial Series B Preferred Conversion Price shall be $4.675, subject to adjustment as hereinafter provided. The initial Series C Preferred Conversion Price shall be $4.675, subject to adjustment as hereinafter provided. The initial Series D Conversion Price shall be $16.2875, subject to adjustment as hereinafter provided. The initial Series E Conversion Price shall be $18.84, subject to adjustment as hereinafter provided.

                  The Series A Preferred Conversion Price, the Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Conversion Price, the Series E Conversion Price and the conversion price of any other series of Preferred Stock hereafter created are sometimes hereinafter collectively referred to as "Conversion Price." The Series A Preferred, the Series A-1 Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and any other series of Preferred Stock hereafter created are sometimes hereinafter collectively referred to as "Preferred Stock" or "Preferred."

                  Before any holder shall be entitled to convert his outstanding shares of Preferred Stock, he shall surrender the certificate or certificates representing the Preferred Stock to be converted, duly endorsed, or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            B. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at its then effective Conversion Price (i) upon the closing of the sale of Common Stock of the Corporation in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at an aggregate public offering price of at least $20,000,000 and a per share price of at least $18.84 appropriately adjusted for subdivisions and combinations of the Common Stock and dividends of Common Stock subsequent to the filing of the Fifth Restated Certificate of Incorporation, (ii) upon the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, or (iii) if less than 10,000 shares of Preferred Stock shall remain outstanding. In such event, the conversion shall occur automatically without further action by the Corporation or by the holders of shares of Preferred. Upon the occurrence of any such automatic conversion, the Corporation shall promptly give written notice thereof to each holder of shares of Preferred, and the holders thereof shall promptly surrender the certificates representing former shares of Preferred at the office of the Corporation or of any transfer agent, in exchange for certificates for the number of shares of Common Stock into which the shares of Preferred surrendered were convertible on the date such automatic conversion occurred.

            C. No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount in cash equal to such fraction multiplied by the then effective Conversion Price.

            D. Adjustments to Conversion Price.

                  1) Stock Dividend or Stock Subdivision. In the event the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision (stock split) of the Common Stock into a greater number of shares of Common Stock, then and in any such event, the Conversion Price in effect shall be proportionately reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock actually outstanding immediately before, and the denominator of which shall be the number of shares of Common Stock actually outstanding immediately after, such dividend or subdivision; the reduction shall become effective:

                        A) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                        B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

                  2) Stock Combination or Consolidation. In the event at any time or from time to time the outstanding shares of Common shall be combined (reverse stock split) or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  3) Merger or Reorganization. To the extent that Article 4,
Section 3, Liquidation Preference, is inapplicable, in case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to such event a notice thereof, and each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

                  4) Adjustments to Conversion Price for Diluting Issues.

                        A) Special Definitions. For purposes of this Section 2D, the following definitions shall apply:

                              (1) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                              (2) "Original Issue Date" shall mean, with respect
to a particular series of Preferred Stock, the date on which the first share of such series of Preferred Stock was issued.

                              (3) "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                              (4) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued (or, pursuant to Section 2D(4)(C), deemed to be issued) by the Corporation after the Original Issue Date of a particular series of Preferred Stock, other than shares of Common Stock issued or issuable at any time:

                                    (a) upon conversion of any shares of
Preferred Stock authorized herein;

                                    (b) not to exceed 2,000,000 shares issued or
deemed to be issued after the filing of this Fifth Restated Certificate of Incorporation to officers, directors, employees, and consultants of the Corporation (i) pursuant to agreements entered into by the Corporation prior to the date of this Fifth Restated Certificate of Incorporation or (ii) pursuant to stock option, stock purchase or similar plans;

                                    (c) as a dividend or distribution on the
Preferred Stock or any event for which adjustment is made pursuant to Section 2D; or

                                    (d) by way of dividend or other distribution
on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by this Section 2D(4)(A)(4) or on shares of Common Stock so excluded.

                        B) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect for such share of Preferred Stock on the date of, and immediately prior to, such issue.

                        C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 2D(4)(A)(4), in the event the Corporation at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                              (1) no further adjustment in the Conversion Price
of such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (2) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                              (3) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    (a) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                    (b) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                              (4) no readjustment pursuant to clause (2) or (3)
above shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                              (5) in the case of any Options which expire by
their terms not more than forty-five (45) days after the date of issue thereof, no adjustment of the Conversion Price of such series of Preferred Stock shall be made until the expiration or exercise of all such Options.

                        D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

                              (1) Series A Preferred Conversion Price, Series
A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Conversion Price and Series E Conversion Price. In the event the Corporation, at any time after the date of filing of the Fifth Restated Certificate of Incorporation, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2D(4)(C)) without consideration or for a consideration per share less than the Series A Preferred Conversion Price, the Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price or the Series E Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, such Series A Preferred Conversion Price, Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Preferred Conversion Price, Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Conversion Price, as the case may be, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price, Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Conversion Price, as the case may be; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and, provided further, that, for the purposes of this
Section 2D(4)(D), all shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock or other Convertible Securities or upon exercise of outstanding Options shall be deemed to be outstanding.

                              (2) Determination of Consideration. For purposes
of this Section 2D, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (a) Cash and Property: Such consideration
shall:

                                        (i) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                       (ii) insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                      (iii) in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(i) and (ii) above, as determined in good faith by the Board.

                                    (b) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2D(4)(C), relating to Options and Convertible Securities, shall be determined by dividing

                                        (i) the total amount, if any, received
or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                        (ii) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            E. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

            F. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The

Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

            G. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in the previous quarter) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            H. Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

      3. Liquidation Preference.

            A. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders shall be distributed, subject to the liquidation preference of any series of Preferred Stock hereafter created, to the holders of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and the holders of Common Stock as follows:

                  1) The assets available for distribution shall first be distributed (i) $42.50 per outstanding share of Series A Preferred, (ii) $46.75 per outstanding share of Series A-1 Preferred, (iii) $46.75 per outstanding share of Series B Preferred, (iv) $46.75 per outstanding share of Series C Preferred, (v) $162.875 per outstanding share of Series D Preferred and (vi) $188.40 per outstanding share of Series E Preferred (each adjusted to reflect any combination or subdivision of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as the case may be, after February 15, 1996, February 15, 1996, November 25, 1996, February 21, 1997, December 30, 1998, or March 31, 1999 respectively); provided, however, that if the assets available for distribution are insufficient to distribute the full amounts so provided in the preceding clause, then the entire assets available for distribution shall be distributed pro rata among the holders of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred based on the full preferential amount per share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred that each such holder is otherwise entitled to receive under this
Section 3A(1) multiplied by the number of shares of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, respectively, held by such holder.

                  2) After payment of the full amounts provided in clause 1, all remaining assets of the Corporation shall be distributed pro rata to the holders of Common Stock in proportion to the number of shares of Common Stock held, subject to the liquidation preferences of any series of Preferred Stock hereafter created.

            B. For purposes of this Section 3, a liquidation shall be deemed to include any of the following with respect to a series of Preferred, unless the holders of a majority of the outstanding shares of that series elect otherwise in writing within ten (10) days of notice by the Corporation: the acquisition of substantially all of the assets of the Corporation, whether by sale, merger or otherwise or the acquisition of a majority of the Corporation's outstanding voting shares by a single holder or group of holders acting in concert, except a transaction in which the Corporation's stockholders receive, as a result of such transaction, all of the shares of the transferee or surviving corporation or its parent and such shares are substantially identical to the shares held by them in the Corporation both in number and in type.

            C. For purposes of this Section 3, any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a liquidation or deemed liquidation of the Corporation shall be valued as follows:

                  1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three business days prior to the effective date of the liquidation;

                  2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three business days prior to the effective date of the liquidation; and

                  3) If there is no active public market for the securities or if the securities are subject to legal restrictions on transfer, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

      4. Voting Rights.

            A. Generally. Except as otherwise required by law and except as provided in Section 4B, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows:

                  1) the holders of Series A Preferred, Series A-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote;

                  2) the holders of Common Stock shall have one vote per share of Common Stock; and

                  3) the holders of Series B Preferred shall have that number of votes necessary to constitute, in the aggregate, 51% of the outstanding voting securities of the Corporation; provided, however, that the holders of the Series B Preferred shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote upon the occurrence of any of the following: (i) the number of outstanding shares of Series B Preferred is less than 176,471; (ii) the closing of an underwritten public offering of the Corporation's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, at an aggregate public offering price of at least $20,000,000 and a per share price of at least $4.675, appropriately adjusted for subdivisions and combinations of the Common Stock and dividends of Common Stock subsequent to the filing of the Fifth Restated Certificate of Incorporation; or (iii) such time as the election of members of the Corporation's Board of Directors by the holders of the Series B Preferred is no longer controlled by management-level personnel of either CNA Financial Corporation or one or more of its majority owned and controlled subsidiaries.

            B. Election of Directors. As long as an aggregate of more than 88,236 shares of Series A Preferred are outstanding, at each election of directors, the holders of Series A Preferred and Series A-1 Preferred, voting together as a class, shall be entitled to elect one member of the Corporation's Board of Directors. As long as 176,471 shares of Series B Preferred are outstanding, at each election of directors, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect two members of the Corporation's Board of Directors, and, if there are less than 176,471 but more than 88,236 shares of Series B Preferred outstanding, at the election of directors, the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Corporation's Board of Directors. As long as an aggregate of more than 49,408 shares of Series D Preferred are outstanding, at each election of directors, the holders of Series D Preferred, voting as a separate class, shall be entitled to elect one member of the Corporation's Board of Directors. Subject to the voting rights of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series D Preferred and any series of Preferred Stock hereafter created, the holders of Series C Preferred, Series E Preferred and Common Stock, voting together as a class (with the holders of Series C Preferred and Series E Preferred having one vote for each full share of Common Stock into which a share of such series is then convertible), shall be entitled to elect the remaining directors to the Corporation's Board of Directors.

      Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused by the removal, resignation or death of any such director who shall have been elected by a specified group of stockholders or the declaration by the Board of Directors that the office of such director is vacant because such director has been declared of unsound mind by a court or convicted of a felony may be filled by, and only by, the vote of the holders of a majority of the shares of such specified group given at a special meeting of such stockholders or by an action by written consent.

            C. Voting Powers of Directors. Each director on the Corporation's Board of Directors elected by the holders of Series A Preferred, Series A-1 Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock shall have one vote, and the directors on the Corporation's Board of Directors elected by the holders of Series B Preferred, voting together, shall have that number of votes necessary to constitute, in the aggregate, 51% of the outstanding votes held by the members of the Corporation's Board of Directors; provided, however, that each director elected by the holders of the Series B Preferred shall have one vote upon the happening of any of the following events:
(i) the number of outstanding shares of Series B Preferred shall be less than 176,471; (ii) the closing of an underwritten public offering of the Corporation's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, at an aggregate public offering price of at least $20,000,000 and a per share price of at least $4.675, appropriately adjusted for subdivisions and combinations of the Common Stock and dividends of Common Stock subsequent to the filing of the Fifth Restated Certificate of Incorporation; or (iii) such time as the election of members of the Corporation's Board of Directors by the holders of the Series B Preferred is no longer controlled by management-level personnel of either CNA Financial Corporation or one or more of its majority owned and controlled subsidiaries.

      5. Covenants.

            A. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the affected series of Preferred Stock, whether it be (i) the holders of a majority of the outstanding shares of Series A Preferred and Series A-1 Preferred, (ii) the holders of a majority of the outstanding shares of Series B Preferred, (iii) the holders of a majority of the outstanding shares of Series C Preferred, (iv) the holders of a majority of the outstanding shares of Series D Preferred, (v) the holders of a majority of the outstanding shares of Series E Preferred or (vi) the holders of a majority of the outstanding shares of all series of Preferred Stock combined, do any of the following which would affect such series:

                  1) amend or repeal any provision of the Corporation's Certificate of Incorporation or Bylaws if such action would (i) increase the number of shares of such series authorized hereby, or (ii) adversely affect the rights, preferences, privileges or restrictions of such series; or

                  2) authorize or issue shares of any class or series of stock on a par with or having any preference or priority as to dividends or assets on liquidation superior to any such preference or priority of such series other than pursuant to the right of the holders of the Series A Preferred, Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred to participate in future financings as set forth in their respective Stock Purchase Agreements or any Investor Rights Agreement with the Corporation.

            B. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred or Series E Preferred, each voting as a separate class, do any of the following which would affect such series:

                  1) increase the number of authorized shares of Series D Preferred or Series E Preferred or create any new class or series having rights, preferences or privileges that are on a parity with or superior to the rights, preferences or privileges of the Series D Preferred or Series E Preferred;

                  2) apply any of its assets in any redemption, retirement, purchase or other acquisition of any of its securities, or declare or pay any dividend or distribution, other than repurchases of shares of Common Stock held by officers, directors, employees or consultants of or to the Corporation upon termination of their employment or services pursuant to agreements providing for the right of repurchase between the Corporation and such persons;

                  3) dissolve, wind up or liquidate its affairs, merge with or into or consolidate with any other entity, or effect any reorganization or recapitalization (other than a stock split, stock dividend or reverse stock split), or sell, convey or otherwise dispose of all or substantially all of its assets, properties or business; or

                  4) enter into any transaction with or for the benefit, directly or indirectly, of any holder of any outstanding Series A Preferred, Series A-1 Preferred, Series B Preferred or Series C Preferred or any affiliate thereof (including, without limitation, any amendment of any existing agreement, obligation or commitment, written or oral, with or for the benefit, directly or indirectly, of any such holder or affiliate thereof), except for commercial transactions in the ordinary course of the Corporation's business consistent with past practices.

            C. The determination of whether and when the Corporation will sell shares of its Common Stock in an underwritten public offering shall be in the sole discretion of Hussein A. Enan, so long as he holds at least 1,500,000 shares of the Corporation's Common Stock and/or other capital stock convertible into such number of shares.

                                    ARTICLE 5

      The Board of Directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

                                    ARTICLE 6

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                    ARTICLE 7

      Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                    ARTICLE 8

      1. Limitation of Directors' Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

      2. Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

      3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article 8 by the stockholders of the Corporation shall not adversely affect any right or protection of an agent of the corporation existing at the time of such repeal or modification.

                                   ARTICLE 9

      Except as otherwise expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      THIRD: That the Board of Directors of the Corporation, at a meeting held on March 18, 1999, adopted resolutions approving and adopting the foregoing amendment and restatement.

      FOURTH: That thereafter, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228(a) of the General Corporation Law of the State of Delaware.

      FIFTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Fifth Restated Certificate of Incorporation to be signed by its duly authorized officer, this 31st day of March, 1999.


                                       INSWEB CORPORATION



                                       By   /s/ Hussein A. Enan
                                          --------------------------------------
                                           Hussein A. Enan
                                           Chief Executive Officer